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   As filed with the Securities and Exchange Commission on September 25, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                       Date of Report: September 23, 1996
                       (Date of earliest event reported)


                         INLAND REAL ESTATE CORPORATION
             (Exact name of registrant as specified in the charter)

         Maryland                    33-79012                     36-3953261
(State or other jurisdiction   (Commission File No.)            (IRS Employer
     of incorporation)                                       Identification No.)

                             2901 Butterfield Road
                           Oak Brook, Illinois  60521
                    (Address of Principal Executive Offices)

                                 (630) 218-8000
              (Registrant's telephone number including area code)

                                      n/a

         (Former name or former address, if changed since last report)
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Item 5.  Other Events

Anticipated purchase of property:

Six Corners Plaza, Chicago, Illinois

The Company anticipates purchasing a Neighborhood Retail Center located at 3920 North Cicero Avenue in Chicago, Illinois known as Six Corners Plaza ("Six Corners"). Under the proposed terms of the acquisition, the Company would purchase Six Corners from MBL Life Assurance Corporation, an unaffiliated third party, for approximately $6.0 million. The Company anticipates funding the purchase using: (i) the proceeds of a five-year loan in the amount of $3.0 million from an unaffiliated lender; and (ii) cash and cash equivalents. The Loan requires interest-only payments during the term of the loan at an annual rate of 7.85%. The Company must also pay an origination fee equal to 1% to the lender at closing. A closing date for the acquisition has not been scheduled pending completion of due diligence on the property, which the Advisor is undertaking on behalf of the Company. No acquisition fees will be payable in connection with the acquisition of Six Corners. There can be no assurance that the Company will complete the acquisition of Six Corners.

Six Corners was built in 1966 and consists of a two-story building comprising a multi-tenant neighborhood retail facility aggregating 80,650 rentable square feet. The center is anchored by Bally's Chicago Health and Tennis Club, which leases 45,803 square feet, and Illinois Masonic, which leases 13,988 square feet.